EXHIBIT 99.1

Chemung Financial Corporation Reports Third Quarter 2016 Net Income of $2.7 Million, or $0.58 per Share

ELMIRA, N.Y., Oct. 20, 2016 (GLOBE NEWSWIRE) -- Chemung Financial Corporation (the “Corporation”) (Nasdaq:CHMG), the parent company of Chemung Canal Trust Company (the “Bank”), today reported net income for the third quarter of 2016 of $2.7 million, or $0.58 per share, compared to $2.5 million, or $0.52 per share, for the third quarter of 2015.

Ronald M. Bentley, Chemung Financial Corporation CEO, stated:

“Our average earning assets for the third quarter this year were up over $100 million from the third quarter of last year, driving an increase in net interest income of $349 thousand from the same quarter last year. We continue to drive organic growth through the addition of high quality commercial credits resulting in a year to date increase in commercial loans of 8.6%. I am pleased to see the realization of the benefits associated with our ongoing retail transformation.  With new digital technology changing the way people conduct their banking, the transformation of our brick and mortar branch system is producing significant cost savings.”

Third Quarter Highlights1

  Loans, net of deferred fees, increased $47.9 million, or 4.1%
  Commercial loans increased $60.0 million, or 8.6%
  Deposits increased $108.6 million, or 7.8%
  Net interest income increased $0.3 million, or 2.7%
  Dividends declared during the quarter were $0.26

A more detailed summary of financial performance follows.

1 Balance sheet comparisons are calculated for September 30, 2016 versus December 31, 2015.  Income statement comparisons are calculated for the third quarter of 2016 versus prior-year third quarter.

3rd Quarter 2016 vs 2nd Quarter 2016

Net Interest Income:

Net interest income for the current quarter totaled $13.0 million, consistent with the prior quarter.  Interest and fees from loans and interest-bearing deposits both increased $0.2 million, while interest and dividend income from securities decreased $0.1 million when compared to the prior quarter.  Fully taxable equivalent net interest margin was 3.33%, compared with 3.36% for the prior quarter.  Average interest-earning assets increased $4.0 million compared to the prior quarter.  The yield on interest-earning assets decreased two basis points, while the cost of interest-bearing liabilities increased one basis point compared to the prior quarter.  The decline in the yield on interest-earning assets can be mostly attributed to a seven basis point decline in the yield of commercial loans and a ten and six basis point decline in the yields of taxable and tax-exempt securities, respectively, offset by a ten basis point increase in the yield of consumer loans.  The decline in the yield of commercial loans can be attributed to new production at lower competitive rates. The decline in the yield of taxable securities can be attributed to higher projected prepayment speeds when comparing the current quarter to the prior quarter.  The decline in the yield of tax-exempt securities can be attributed to the maturities of municipal securities.  The increase in the yield of consumer loans can be attributed to the indirect loan portfolio and increasing the portfolio toward higher yielding used car loans.

Non-Interest Income:

Non-interest income for the quarter was $5.4 million compared with $5.2 million for the prior quarter, an increase of $0.2 million, or 4.2%.  The increase was due primarily to increases of $0.1 million in service charges on deposit accounts, $0.3 million in interchange revenue from debit card transactions, and a $0.1 million net gain on security transactions, offset by decreases of $0.2 million in wealth management group fee income and $0.1 million in other non-interest income.  The increase in interchange revenue from debit card transactions is due to the recognition of an incremental volume bonus related to the rebranding of the Bank’s credit cards in 2015.  The net gain on security transactions can be attributed to the sale of $15.0 million in agency securities during the current quarter.  The decrease in wealth management group fee income can be attributed to a decline in revenue from tax services performed during the prior quarter.

Non-Interest Expense:

Non-interest expense for the quarter was $13.5 million compared with $15.6 million for the prior quarter, a decrease of $2.1 million, or 13.5%.  The decrease was due primarily to decreases of $0.1 million in pension and other employee benefits, $0.4 million in net occupancy expenses, $0.1 million in furniture and equipment expenses, $0.1 million in data processing expenses, $0.1 million in professional services, $0.2 million in marketing and advertising, and $1.3 million in other non-interest expenses, offset by an increase of $0.2 million in salaries and wages.  The decrease in net occupancy expenses and furniture and equipment expenses can be attributed to the closure of the branch at 202 East State Street in Ithaca, NY during the second quarter. The decrease in professional services can be attributed to start-up costs associated with the establishment of Chemung Risk Management, Inc. (the “Captive”), a captive insurance subsidiary, which was completed in the second quarter.  The decrease in marketing and advertising expense was due to seasonality, as the Bank sponsors the majority of its events during the second quarter.  The decrease in other non-interest expense can be attributed to the establishment of a $1.2 million legal reserve during the second quarter.

3rd Quarter 2016 vs 3rd Quarter 2015

Net Interest Income:

Net interest income for the current quarter totaled $13.0 million compared with $12.7 million for the same period in the prior year, an increase of $0.3 million, or 2.7%.  Interest and fees from loans increased $0.4 million when compared to the same period in the prior year.  Fully taxable equivalent net interest margin was 3.33%, compared with 3.45% for the same period in the prior year.  Average interest-earning assets increased $103.3 million compared to the same period in the prior year.  The yield on interest-earning assets decreased 12 basis points, while the cost of interest-bearing liabilities increased one basis point compared to the same period in the prior year.  The decline in the yield on interest-earning assets can be mostly attributed to a 25 basis point decline in the yield of commercial loans, offset by a 33 basis point increase in the yield of consumer loans.

Non-Interest Income:

Non-interest income for the quarter was $5.4 million compared with $4.9 million for the same period in the prior year, an increase of $0.5 million, or 10.6%.  The increase was due primarily to increases of $0.4 million in interchange revenue from debit card transactions, $0.1 million in service charges on deposit accounts, and a $0.1 million net gain on security transactions, offset by a decrease of $0.1 million in wealth management group fee income.  The increase in interchange revenue from debit card transactions is due to the recognition of an incremental volume bonus related to the rebranding of the Bank’s credit cards in 2015.  The net gain on security transactions can be attributed to the sale of $15.0 million in agency securities during the current quarter.  The decrease in wealth management group fee income can be attributed to a decline in assets under management or administration.

Non-Interest Expense:

Non-interest expense for the quarter was $13.5 million compared with $13.6 million for the same period in the prior year, a decrease of $0.1 million, or 1.2%.  The decrease was due primarily to decreases of $0.2 million in net occupancy expenses, $0.1 million in data processing expenses, $0.1 million in marketing and advertising expenses, and $0.1 million in other non-interest expenses, offset by increases of $0.2 million in salaries and wages and $0.3 million in professional services.  The decrease in net occupancy expenses can be attributed to the closure of the branch office at 202 East State Street in Ithaca, NY during the second quarter of 2016.  The increase in salaries and wages can be attributed to an increase in the merit bonus pool for 2016.  The increase in professional services can be attributed to consulting services associated with the incremental volume bonus related to the rebranding of the Bank’s credit cards in 2015.

Asset Quality

Non-performing loans totaled $12.9 million at September 30, 2016, or 1.06% of total loans, compared with $12.2 million at December 31, 2015, or 1.05% of total loans.  The increase in non-performing loans at September 30, 2016 was primarily in the consumer loan and residential mortgage segments of the loan portfolio, offset by a decrease in the commercial mortgage segment.  Non-performing assets, which are comprised of non-performing loans and other real estate owned, were $13.3 million, or 0.77% of total assets, at September 30, 2016, compared with $13.8 million, or 0.85% of total assets, at December 31, 2015.  The decrease in non-performing assets was due to the sale of one large commercial property in other real estate owned.

Management performs an ongoing assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, credit quality of the loan portfolio, current economic conditions and loan growth.  Based on this analysis, the provision for loan losses for the third quarter of 2016 and 2015 were $1.1 million and $0.3 million, respectively.  Net charge-offs for the third quarter of 2016 were $0.4 million compared with $0.3 million for the same period in the prior year.  The increase in the provision for loan losses, compared to the same period in the prior year, can be attributed to increases in the commercial loan portfolio and impaired loans.

At September 30, 2016, the allowance for loan losses was $15.3 million, compared with $14.3 million at December 31, 2015.  The allowance for loan losses was 118.8% of non-performing loans at September 30, 2016 compared with 116.6% at December 31, 2015.  The ratio of the allowance for loan losses to total loans was 1.26% at September 30, 2016 compared with 1.22% at December 31, 2015.

Balance Sheet Activity

Assets totaled $1.729 billion at September 30, 2016 compared with $1.620 billion at December 31, 2015, an increase of $108.9 million, or 6.7%.  The growth was due primarily to increases of $109.3 million in cash and cash equivalents and $47.9 million in the loan portfolio, partially offset by a $41.6 million decrease in securities available for sale.

The increase in cash and cash equivalents can be attributed to maturities, pay-downs, and the sale of available for sale securities and an increase in deposits, offset by an increase in total loans and the pay down of FHLB overnight advances.

The increase in total loans can be attributed to increases of $70.2 million in commercial mortgages and $1.9 million in residential mortgages, offset by decreases in commercial and agriculture of $10.2 million, indirect consumer of $8.8 million, and other consumer of $5.0 million.

The decrease in securities available for sale can be mostly attributed to the sale of $14.5 million in U.S. treasuries in the first quarter and $15.0 million in agency securities in the third quarter, along with $60.3 million in maturities and calls of agencies and pay-downs on mortgage-backed securities, offset by additional purchases of $1.8 million in municipals and $46.4 million in mortgage-backed securities during the third quarter.

Deposits totaled $1.509 billion at September 30, 2016 compared with $1.400 billion at December 31, 2015, an increase of $108.6 million, or 7.8%.  The growth was attributable to increases of $22.0 million in non-interest bearing demand deposits, $18.9 million in interest-bearing demand deposits, $81.6 million in money market accounts, and $3.8 million in savings deposits.  Partially offsetting the increases noted above was a decrease of $17.7 million in time deposits.  The changes in money market accounts and demand deposits can be attributed to the seasonal inflow of deposits from municipal clients.

Total equity was $144.8 million at September 30, 2016 compared with $137.2 million at December 31, 2015, an increase of $7.6 million, or 5.6%.  The increase was primarily due to earnings of $7.1 million, a reduction of $0.8 million in treasury stock, and a decrease of $3.2 million in accumulated other comprehensive loss, offset by $3.7 million in dividends declared during the year.

The total equity to total assets ratio was 8.38% at September 30, 2016 compared with 8.47% at December 31, 2015.  The tangible equity to tangible assets ratio was 7.03% at September 30, 2016 compared with 6.99% at December 31, 2015.  Book value per share increased to $30.37 at September 30, 2016 from $28.96 at December 31, 2015.  As of September 30, 2016, the Bank’s capital ratios were in excess of those required to be considered well-capitalized under regulatory capital guidelines and the Corporation met capital requirements under regulatory guidelines.

Other Items

The market value of total assets under management or administration in our Wealth Management Group was $1.714 billion at September 30, 2016, including $293.0 million of assets under management or administration for the Corporation, compared with $1.856 billion at December 31, 2015, including $304.1 million of assets held under management or administration for the Corporation, a decrease of $141.6 million, or 7.6%.  The decrease can be mostly attributed to the loss of one large non-profit customer during the first quarter of 2016.

On October 20, 2016, the Corporation amended its noncontributory defined benefit pension plan (“pension plan”) to freeze future retirement benefits after December 31, 2016.  Beginning on January 1, 2017, both the pay-based and service-based component of the formula used to determine retirement benefits in the pension plan will be frozen so that participants will no longer earn further retirement benefits.  Due to the freezing of the pension plan, the Corporation amended its defined contribution profit sharing, savings, and investment plan (“401(k)”) for all active participants to supersede the current contribution formula used by the Corporation.  Beginning on January 1, 2017 the Corporation will begin contributing a non-discretionary 3% of gross annual wages (as defined by the 401(k) plan) for each participant, regardless of the participant’s deferral, in addition to a 50% match up to 6% of gross annual wages.  All contributions beginning January 1, 2017 will vest immediately.  The Corporation expects these changes will have no impact on 2016 results.  The Corporation expects the freezing of the pension plan will reduce the Corporation’s pension expense for fiscal year 2017 by approximately $2.6 million when compared to fiscal year 2016.  The increase in the Corporation’s contribution to the 401(k) will increase the Corporation’s 401(k) expense for fiscal year 2017 by approximately $0.7 million when compared to fiscal year 2016.

Additionally, on October 20, 2016, the Corporation amended its defined benefit health care plan to not allow any new retirees into the plan, effective January 1, 2017.  The Corporation expects to recognize a $0.3 million curtailment gain related to the amendment of the plan in the fourth quarter of 2016.  The Corporation also expects that the freezing of the plan to new retirees will reduce the postretirement health care expense for fiscal year 2017 by approximately $0.1 million when compared to fiscal year 2016.

Ronald M. Bentley, Chemung Financial Corporation CEO, stated:

“The freezing of our defined benefit pension plan and defined benefit health care plan will allow us to manage the rising costs of our retirement plans and limit our long-term liabilities.  Our compensation and benefits package remains highly competitive and will enable us to attract and retain talent.”

About Chemung Financial Corporation

Chemung Financial Corporation is a $1.7 billion financial services holding company headquartered in Elmira, New York and operates 33 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with trust powers.  Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State.  Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

This press release may be found at: www.chemungcanal.com under Investor Relations.

Chemung Financial Corporation
Consolidated Balance Sheets (Unaudited)
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
(in thousands)	2016	2016	2016	2015	2015
ASSETS
Cash and due from financial institutions	$35,345	$27,233	$26,471	$24,886	$30,800
Interest-bearing deposits in other financial institutions	100,159	80,121	29,388	1,299	44,449
Total cash and cash equivalents	135,504	107,354	55,859	26,185	75,249

Trading assets, at fair value	720	767	734	701	636

Securities available for sale	303,259	300,277	324,484	344,820	335,571
Securities held to maturity	4,504	3,518	4,577	4,566	4,604
FHLB and FRB stocks, at cost	4,491	4,491	4,179	4,797	4,171
Total investment securities	312,254	308,286	333,240	354,183	344,346

Commercial	759,675	742,874	725,596	699,711	664,505
Mortgage	197,665	196,200	196,751	195,778	197,506
Consumer	259,226	262,082	264,546	273,144	279,926
Loans, net of deferred loan fees	1,216,566	1,201,156	1,186,893	1,168,633	1,141,937
Allowance for loan losses	(15,325)	(14,668)	(14,527)	(14,260)	(14,022)
Loans, net	1,201,241	1,186,488	1,172,366	1,154,373	1,127,915

Loans held for sale	119	809	593	1,076	316
Premises and equipment, net	29,084	29,706	28,620	29,397	30,023
Goodwill	21,824	21,824	21,824	21,824	21,824
Other intangible assets, net	3,183	3,428	3,673	3,931	4,201
Accrued interest receivable and other assets	24,936	25,270	26,317	28,294	27,129
Total assets	$1,728,865	$1,683,932	$1,643,226	$1,619,964	$1,631,639

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand deposits	$424,243	$408,846	$393,121	$402,236	$392,734
Interest-bearing demand deposits	149,527	126,305	141,457	130,573	144,097
Money market accounts	579,211	562,028	527,578	497,658	503,411
Savings deposits	207,544	212,086	208,555	203,749	196,994
Time deposits	148,419	158,655	163,541	166,079	173,205
Total deposits	1,508,944	1,467,920	1,434,252	1,400,295	1,410,441

FHLB overnight advances	-	-	-	13,900	-
Securities sold under agreements to repurchase	30,002	28,778	28,825	28,453	30,358
FHLB advances and other debt	23,893	23,970	22,012	22,076	22,140
Accrued interest payable and other liabilities	21,214	19,855	17,091	17,998	29,985
Total liabilities	1,584,053	1,540,523	1,502,180	1,482,722	1,492,924

Shareholders' equity
Common stock	53	53	53	53	53
Additional-paid-in capital	45,724	45,639	45,652	45,537	45,545
Retained earnings	122,382	120,860	120,460	118,973	118,057
Treasury stock, at cost	(15,542)	(15,608)	(15,781)	(16,379)	(16,654)
Accumulated other comprehensive income (loss)	(7,805)	(7,535)	(9,338)	(10,942)	(8,286)
Total shareholders' equity	144,812	143,409	141,046	137,242	138,715
Total liabilities and shareholders' equity	$1,728,865	$1,683,932	$1,643,226	$1,619,964	$1,631,639

Period-end shares outstanding	4,768	4,762	4,759	4,739	4,724

Chemung Financial Corporation
Consolidated Statements of Income (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,		Percent	September 30,		Percent
(in thousands, except per share data)	2016	2015	Change	2016	2015	Change
Interest and dividend income:
Loans, including fees	$12,487	$12,114	3.1	$37,054	$36,113	2.6
Taxable securities	1,225	1,237	(1.0)	3,943	3,490	13.0
Tax exempt securities	228	227	0.4	722	685	5.4
Interest-bearing deposits	85	17	400.0	180	60	200.0
Total interest and dividend income	14,025	13,595	3.2	41,899	40,348	3.8

Interest expense:
Deposits	561	500	12.2	1,607	1,478	8.7
Securities sold under agreements to repurchase	214	213	0.5	636	634	0.3
Borrowed funds	210	191	9.9	623	556	12.1
Total interest expense	985	904	9.0	2,866	2,668	7.4

Net interest income	13,040	12,691	2.7	39,033	37,680	3.6
Provision for loan losses	1,050	307	242.0	2,033	956	112.7
Net interest income after provision for loan losses	11,990	12,384	(3.2)	37,000	36,724	0.8

Non-interest income:
Wealth management group fee income	2,027	2,122	(4.5)	6,240	6,446	(3.2)
Service charges on deposit accounts	1,361	1,275	6.7	3,781	3,637	4.0
Interchange revenue from debit card transactions	1,203	831	44.8	3,035	2,499	21.4
Net gains (losses) on securities transactions	75	(11)	N/M	983	291	237.8
Net gains on sales of loans held for sale	115	89	29.2	273	239	14.2
Net gains (losses) on sales of other real estate owned	10	-	N/M	(6)	120	N/M
Income from bank owned life insurance	19	19	0.0	55	56	(1.8)
Other	625	587	6.5	1,891	2,136	(11.5)
Total non-interest income	5,435	4,912	10.6	16,252	15,424	5.4

Non-interest expense:
Salaries and wages	5,355	5,135	4.3	15,720	15,423	1.9
Pension and other employee benefits	1,573	1,562	0.7	4,894	4,848	0.9
Net occupancy	1,503	1,701	(11.6)	5,287	5,308	(0.4)
Furniture and equipment	685	742	(7.7)	2,286	2,264	1.0
Data processing	1,624	1,751	(7.3)	5,058	4,864	4.0
Professional services	502	200	151.0	1,418	889	59.5
Amortization of intangible assets	245	277	(11.6)	748	866	(13.6)
Marketing and advertising	101	208	(51.4)	648	714	(9.2)
Other real estate owned expense	41	79	(48.1)	150	387	(61.2)
FDIC insurance	324	277	17.0	895	843	6.2
Loan expense	162	212	(23.6)	462	527	(12.3)
Other	1,356	1,490	(9.0)	5,483	4,260	28.7
Total non-interest expense	13,471	13,634	(1.2)	43,049	41,193	4.5

Income before income tax expense	3,954	3,662	8.0	10,203	10,955	(6.9)
Income tax expense	1,209	1,211	(0.2)	3,130	3,651	(14.3)
Net income	$2,745	$2,451	12.0	$7,073	$7,304	(3.2)

Basic and diluted earnings per share	$0.58	$0.52		$1.49	$1.55
Cash dividends declared per share	0.26	0.26		0.78	0.78
Average basic and diluted shares outstanding	4,765	4,722		4,758	4,715

N/M - Not meaningful

Chemung Financial Corporation
Consolidated Financial Highlights (Unaudited)
						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, per share data)	2016	2016	2016	2015	2015	2016	2015
RESULTS OF OPERATIONS
Interest income	$14,025	$13,925	$13,949	$13,896	$13,595	$41,899	$40,348
Interest expense	985	957	924	934	904	2,866	2,668
Net interest income	13,040	12,968	13,025	12,962	12,691	39,033	37,680
Provision for loan losses	1,050	388	595	615	307	2,033	956
Net interest income after provision for loan losses	11,990	12,580	12,430	12,347	12,384	37,000	36,724
Non-interest income	5,435	5,216	5,601	5,023	4,912	16,252	15,424
Non-interest expense	13,471	15,570	14,008	14,234	13,634	43,049	41,193
Income before income tax expense	3,954	2,226	4,023	3,136	3,662	10,203	10,955
Income tax expense	1,209	605	1,316	1,007	1,211	3,130	3,651
Net income	$2,745	$1,621	$2,707	$2,129	$2,451	$7,073	$7,304

Basic and diluted earnings per share	$0.58	$0.34	$0.57	$0.45	$0.52	$1.49	$1.55
Average basic and diluted shares outstanding	4,765	4,760	4,750	4,731	4,722	4,758	4,715

PERFORMANCE RATIOS
Return on average assets	0.65%	0.39%	0.67%	0.52%	0.62%	0.57%	0.62%
Return on average equity	7.55%	4.57%	7.73%	6.05%	7.05%	6.62%	7.12%
Return on average tangible equity (a)	9.14%	5.55%	9.45%	7.42%	8.71%	8.05%	8.83%
Efficiency ratio (a) (b)	71.28%	77.00%	76.89%	77.35%	75.25%	75.03%	75.78%
Non-interest expense to average assets	3.20%	3.75%	3.48%	3.49%	3.44%	3.47%	3.52%
Loans to deposits	80.62%	81.83%	82.75%	83.46%	80.96%	80.62%	80.96%

YIELDS / RATES - Fully Taxable Equivalent
Yield on loans	4.16%	4.17%	4.21%	4.20%	4.22%	4.18%	4.25%
Yield on investments	1.73%	1.81%	2.07%	1.98%	1.89%	1.86%	1.87%
Yield on interest-earning assets	3.58%	3.60%	3.72%	3.66%	3.70%	3.63%	3.73%
Cost of interest-bearing deposits	0.21%	0.21%	0.20%	0.20%	0.20%	0.21%	0.20%
Cost of borrowings	3.15%	3.16%	2.66%	2.99%	3.03%	2.97%	2.80%
Cost of interest-bearing liabilities	0.36%	0.35%	0.35%	0.35%	0.35%	0.35%	0.35%
Interest rate spread	3.22%	3.25%	3.37%	3.31%	3.35%	3.28%	3.38%
Net interest margin, fully taxable equivalent	3.33%	3.36%	3.47%	3.42%	3.45%	3.38%	3.48%

CAPITAL
Total equity to total assets at end of period	8.38%	8.52%	8.58%	8.47%	8.50%	8.38%	8.50%
Tangible equity to tangible assets at end of period (a)	7.03%	7.12%	7.14%	6.99%	7.02%	7.03%	7.02%

Book value per share	$30.37	$30.12	$29.64	$28.96	$29.36	$30.37	$29.36
Tangible book value per share	25.13	24.81	24.28	23.53	23.85	25.13	23.85
Period-end market value per share	28.99	29.35	26.35	27.50	28.03	28.99	28.03
Dividends declared per share	0.26	0.26	0.26	0.26	0.26	0.78	0.78

AVERAGE BALANCES
Loans and loans held for sale (c)	$1,199,367	$1,192,786	$1,175,051	$1,151,469	$1,142,402	$1,189,105	$1,138,799
Earning assets	1,577,348	1,573,306	1,527,656	1,522,176	1,474,098	1,559,500	1,462,484
Total assets	1,674,492	1,669,654	1,620,547	1,617,322	1,570,818	1,656,313	1,564,346
Deposits	1,456,622	1,457,173	1,404,487	1,410,017	1,367,853	1,439,497	1,353,664
Total equity	144,631	142,746	140,864	139,697	137,855	142,745	137,079
Tangible equity (a)	119,504	117,374	115,240	113,812	111,693	117,372	110,628

ASSET QUALITY
Net charge-offs	$393	$247	$328	$377	$313	$968	$620
Non-performing loans (d)	12,903	12,429	12,774	12,232	12,368	12,903	12,368
Non-performing assets (e)	13,270	12,822	14,416	13,762	14,744	13,270	14,744
Allowance for loan losses	15,325	14,668	14,527	14,260	14,022	15,325	14,022

Annualized net charge-offs to average loans	0.13%	0.08%	0.11%	0.13%	0.11%	0.11%	0.07%
Non-performing loans to total loans	1.06%	1.03%	1.08%	1.05%	1.08%	1.06%	1.08%
Non-performing assets to total assets	0.77%	0.76%	0.88%	0.85%	0.90%	0.77%	0.90%
Allowance for loan losses to total loans	1.26%	1.22%	1.22%	1.22%	1.23%	1.26%	1.23%
Allowance for loan losses to non-performing loans	118.77%	118.01%	113.72%	116.58%	113.37%	118.77%	113.37%

(a) See the GAAP to Non-GAAP reconciliations.
(b) Efficiency ratio is non-interest expense less merger and acquisition expenses less amortization of intangible assets less legal reserve divided by the total of fully taxable equivalent net interest income plus non-interest income less net gains on securities transactions less gain from bargain purchase less gain on liquidation of trust preferred securities.
(c) Loans and loans held for sale do not reflect the allowance for loan losses.
(d) Non-performing loans include non-accrual loans only.
(e) Non-performing assets include non-performing loans plus other real estate owned.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	YTD - September 30, 2016			YTD - September 30, 2015			YTD - Sept. 30, 2016 vs. Sept. 30, 2015
(in thousands)	Average Balance	Interest	Yield /Rate	Average Balance	Interest	Yield /Rate	Total Change	Due to Volume	Due to Rate

Earning assets:
Commercial loans	727,824	23,617	4.33%	650,108	22,328	4.59%	1,289	2,597	(1,308)
Mortgage loans	196,799	5,806	3.94%	198,618	6,070	4.09%	(264)	(53)	(211)
Consumer loans	264,482	7,784	3.93%	290,073	7,812	3.60%	(28)	(719)	691
Taxable securities	277,346	3,947	1.90%	250,859	3,494	1.86%	453	377	76
Tax-exempt securities	45,824	1,042	3.04%	41,228	989	3.21%	53	108	(55)
Interest-bearing deposits	47,225	180	0.51%	31,598	60	0.25%	120	38	82
Total earning assets	1,559,500	42,376	3.63%	1,462,484	40,753	3.73%	1,623	2,348	(725)

Non-earnings assets:
Cash and due from banks	26,867			58,623
Premises and equipment, net	29,696			31,331
Other assets	51,564			22,349
Allowance for loan losses	(14,592)			(14,055)
AFS valuation allowance	3,278			3,614
Total assets	1,656,313			1,564,346

Interest-bearing liabilities:
Interest-bearing checking	132,988	106	0.11%	125,285	76	0.08%	30	5	25
Savings and money market	743,808	1,060	0.19%	659,994	881	0.18%	179	124	55
Time deposits	160,352	441	0.37%	186,687	521	0.37%	(80)	(80)	-
FHLB advances and repos	56,605	1,259	2.97%	56,862	1,190	2.80%	69	(5)	74
Total int.-bearing liabilities	1,093,753	2,866	0.35%	1,028,828	2,668	0.35%	198	44	154

Non-interest-bearing liabilities:
Demand deposits	402,349			381,698
Other liabilities	17,466			16,741
Total liabilities	1,513,568			1,427,267
Shareholders' equity	142,745			137,079
Total liabilities and shareholders' equity	1,656,313			1,564,346

Fully taxable equivalent net interest income		39,510			38,085		1,425	2,304	(879)
Net interest rate spread (1)			3.28%			3.38%
Net interest margin, fully taxable equivalent (2)			3.38%			3.48%
Taxable equivalent adjustment		(477)			(405)
Net interest income		39,033			37,680

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation
Average Consolidated Balance Sheets & Net Interest Income Analysis and Rate/Volume Analysis of Net Interest Income (Unaudited)

	QTD - September 30, 2016			QTD - September 30, 2015			QTD - Sept. 30, 2016 vs. Sept. 30, 2015
	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Total Change	Due to Volume	Due to Rate

Earning assets:
Commercial loans	741,515	7,967	4.27%	660,407	7,522	4.52%	445	881	(436)
Mortgage loans	197,292	1,950	3.93%	198,994	2,007	4.00%	(57)	(19)	(38)
Consumer loans	260,559	2,623	4.00%	283,001	2,620	3.67%	3	(219)	222
Taxable securities	268,388	1,225	1.82%	260,603	1,238	1.88%	(13)	30	(43)
Tax-exempt securities	43,692	329	3.00%	44,871	327	2.89%	2	(9)	11
Interest-bearing deposits	65,902	85	0.51%	26,222	17	0.26%	68	41	27
Total earning assets	1,577,348	14,179	3.58%	1,474,098	13,731	3.70%	448	705	(257)

Non-earnings assets:
Cash and due from banks	27,420			52,793
Premises and equipment, net	29,575			30,597
Other assets	50,397			24,803
Allowance for loan losses	(14,783)			(14,181)
AFS valuation allowance	4,535			2,708
Total assets	1,674,492			1,570,818

Interest-bearing liabilities:
Interest-bearing checking	122,030	27	0.09%	123,604	26	0.08%	1	-	1
Savings and money market	769,855	392	0.20%	675,841	313	0.18%	79	44	35
Time deposits	154,618	142	0.37%	176,480	161	0.36%	(19)	(22)	3
FHLB advances and repos	53,619	424	3.15%	52,906	404	3.03%	20	5	15
Total int.-bearing liabilities	1,100,122	985	0.36%	1,028,831	904	0.35%	81	27	54

Non-interest-bearing liabilities:
Demand deposits	410,119			391,929
Other liabilities	19,620			12,203
Total liabilities	1,529,861			1,432,963
Shareholders' equity	144,631			137,855
Total liabilities and shareholders' equity	1,674,492			1,570,818

Fully taxable equivalent net interest income		13,194			12,827		367	678	(311)
Net interest rate spread (1)			3.22%			3.35%
Net interest margin, fully taxable equivalent (2)			3.33%			3.45%
Taxable equivalent adjustment		(154)			(136)
Net interest income		13,040			12,691

(1) Net interest rate spread is the difference in the average yield on interest-earning assets less the average rate on interest-bearing liabilities.
(2) Net interest margin is the ratio of fully taxable equivalent net interest income divided by average interest-earning assets.

Chemung Financial Corporation

GAAP to Non-GAAP Reconciliations (Unaudited)

The Corporation prepares its consolidated financial statements in accordance with GAAP.  See the Corporation’s unaudited consolidated balance sheets and statements of income contained within this press release. That presentation provides the reader with an understanding of the Corporation’s results that can be tracked consistently from period-to-period and enables a comparison of the Corporation’s performance with other companies’ GAAP financial statements.

In addition to analyzing the Corporation’s results on a reported basis, management uses certain non-GAAP financial measures, because it believes these non-GAAP financial measures provide information to investors about the underlying operational performance and trends of the Corporation and, therefore, facilitate a comparison of the Corporation with the performance of its competitors. Non-GAAP financial measures used by the Corporation may not be comparable to similarly named non-GAAP financial measures used by other companies.

The SEC has adopted Regulation G, which applies to all public disclosures, including earnings releases, made by registered companies that contain “non-GAAP financial measures.”  Under Regulation G, companies making public disclosures containing non-GAAP financial measures must also disclose, along with each non-GAAP financial measure, certain additional information, including a reconciliation of the non-GAAP financial measure to the closest comparable GAAP financial measure and a statement of the Corporation’s reasons for utilizing the non-GAAP financial measure as part of its financial disclosures.  The SEC has exempted from the definition of “non-GAAP financial measures” certain commonly used financial measures that are not based on GAAP.  When these exempted measures are included in public disclosures, supplemental information is not required.  The following measures used in this Report, which are commonly utilized by financial institutions, have not been specifically exempted by the SEC and may constitute "non-GAAP financial measures" within the meaning of the SEC's new rules, although we are unable to state with certainty that the SEC would so regard them.

Fully Taxable Equivalent Net Interest Income, Net Interest Margin, and Efficiency Ratio

Net interest income is commonly presented on a tax-equivalent basis.  That is, to the extent that some component of the institution's net interest income, which is presented on a before-tax basis, is exempt from taxation (e.g., is received by the institution as a result of its holdings of state or municipal obligations), an amount equal to the tax benefit derived from that component is added to the actual before-tax net interest income total.  This adjustment is considered helpful in comparing one financial institution's net interest income to that of other institutions or in analyzing any institution’s net interest income trend line over time, to correct any analytical distortion that might otherwise arise from the fact that financial institutions vary widely in the proportions of their portfolios that are invested in tax-exempt securities, and that even a single institution may significantly alter over time the proportion of its own portfolio that is invested in tax-exempt obligations.  Moreover, net interest income is itself a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average interest-earning assets.  For purposes of this measure as well, fully taxable equivalent net interest income is generally used by financial institutions, as opposed to actual net interest income, again to provide a better basis of comparison from institution to institution and to better demonstrate a single institution’s performance over time.  The Corporation follows these practices.

The efficiency ratio is a non-GAAP financial measure which represents the Corporation’s ability to turn resources into revenue and is calculated as non-interest expense divided by total revenue (fully taxable equivalent net interest income and non-interest income), adjusted for one-time occurrences and amortization.  This measure is meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s productivity measured by the amount of revenue generated for each dollar spent.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share data)	2016	2016	2016	2015	2015	2016	2015
NET INTEREST MARGIN - FULLY TAXABLE EQUIVALENT
AND EFFICIENCY RATIO
Net interest income (GAAP)	$13,040	$12,968	$13,025	$12,962	$12,691	$39,033	$37,680
Fully taxable equivalent adjustment	154	159	164	149	136	477	405
Fully taxable equivalent net interest income (non-GAAP)	$13,194	$13,127	$13,189	$13,111	$12,827	$39,510	$38,085

Non-interest income (GAAP)	$5,435	$5,216	$5,601	$5,023	$4,912	$16,252	$15,424
Less: net gains (losses) on security transactions	(75)	-	(908)	(81)	11	(983)	(291)
Adjusted non-interest income (non-GAAP)	$5,360	$5,216	$4,693	$4,942	$4,923	$15,269	$15,133

Non-interest expense (GAAP)	$13,471	$15,570	$14,008	$14,234	$13,634	$43,049	$41,193
Less: amortization of intangible assets	(245)	(245)	(258)	(270)	(277)	(748)	(866)
Less: legal reserve	-	(1,200)	-	-	-	(1,200)	-
Adjusted non-interest expense (non-GAAP)	$13,226	$14,125	$13,750	$13,964	$13,357	$41,101	$40,327

Average interest-earning assets (GAAP)	$1,577,348	$1,573,306	$1,527,656	$1,522,176	$1,474,098	$1,559,500	$1,462,484

Net interest margin - fully taxable equivalent (non-GAAP)	3.33%	3.36%	3.47%	3.42%	3.45%	3.38%	3.48%
Efficiency ratio (non-GAAP)	71.28%	77.00%	76.89%	77.35%	75.25%	75.03%	75.78%

Tangible Equity and Tangible Assets (Period-End)

Tangible equity, tangible assets, and tangible book value per share are each non-GAAP financial measures. Tangible equity represents the Corporation’s stockholders’ equity, less goodwill and intangible assets.  Tangible assets represents the Corporation’s total assets, less goodwill and other intangible assets.  Tangible book value per share represents the Corporation’s equity divided by common shares at period-end.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2016	2016	2016	2015	2015	2016	2015
TANGIBLE EQUITY AND TANGIBLE ASSETS
(PERIOD END)
Total shareholders' equity (GAAP)	$144,812	$143,409	$141,046	$137,242	$138,715	$144,812	$138,715
Less: intangible assets	(25,007)	(25,252)	(25,497)	(25,755)	(26,025)	(25,007)	(26,025)
Tangible equity (non-GAAP)	$119,805	$118,157	$115,549	$111,487	$112,690	$119,805	$112,690

Total assets (GAAP)	$1,728,865	$1,683,932	$1,643,226	$1,619,964	$1,631,639	$1,728,865	$1,631,639
Less: intangible assets	(25,007)	(25,252)	(25,497)	(25,755)	(26,025)	(25,007)	(26,025)
Tangible assets (non-GAAP)	$1,703,858	$1,658,680	$1,617,729	$1,594,209	$1,605,614	$1,703,858	$1,605,614

Total equity to total assets at end of period (GAAP)	8.38%	8.52%	8.58%	8.47%	8.50%	8.38%	8.50%
Book value per share (GAAP)	$30.37	$30.12	$29.64	$28.96	$29.36	$30.37	$29.36

Tangible equity to tangible assets at end of period (non-GAAP)	7.03%	7.12%	7.14%	6.99%	7.02%	7.03%	7.02%
Tangible book value per share (non-GAAP)	$25.13	$24.81	$24.28	$23.53	$23.85	$25.13	$23.85

Tangible Equity (Average)

Average tangible equity and return on average tangible equity are each non-GAAP financial measures. Average tangible equity represents the Corporation’s average stockholders’ equity, less average goodwill and intangible assets for the period.  Return on average tangible equity measures the Corporation’s earnings as a percentage of average tangible equity.  These measures are meaningful to the Corporation, as well as investors and analysts, in assessing the Corporation’s use of equity.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except ratio data)	2016	2016	2016	2015	2015	2016	2015
TANGIBLE EQUITY (AVERAGE)
Total average shareholders' equity (GAAP)	$144,631	$142,746	$140,864	$139,697	$137,855	$142,745	$137,079
Less: average intangible assets	(25,127)	(25,372)	(25,624)	(25,885)	(26,162)	(25,373)	(26,451)
Average tangible equity (non-GAAP)	$119,504	$117,374	$115,240	$113,812	$111,693	$117,372	$110,628

Return on average equity (GAAP)	7.55%	4.57%	7.73%	6.05%	7.05%	6.62%	7.12%
Return on average tangible equity (non-GAAP)	9.14%	5.55%	9.45%	7.42%	8.71%	8.05%	8.83%

Adjustments for Certain Items of Income or Expense

In addition to disclosures of certain GAAP financial measures, including net income, EPS, ROA, and ROE, we may also provide comparative disclosures that adjust these GAAP financial measures for a particular period by removing from the calculation thereof the impact of certain transactions or other material items of income or expense occurring during the period, including certain nonrecurring items.  The Corporation believes that the resulting non-GAAP financial measures may improve an understanding of its results of operations by separating out any such transactions or items that may have had a disproportionate positive or negative impact on the Corporation’s financial results during the particular period in question. In the Corporation’s presentation of any such non-GAAP (adjusted) financial measures not specifically discussed in the preceding paragraphs, the Corporation supplies the supplemental financial information and explanations required under Regulation G.

						As of or for the
	As of or for the Three Months Ended					Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
(in thousands, except per share and ratio data)	2016	2016	2016	2015	2015	2016	2015
CORE NET INCOME
Reported net income (GAAP)	$2,745	$1,621	$2,707	$2,129	$2,451	$7,073	$7,304
Net gains (losses) on security transactions (net of tax)	(47)	-	(565)	(50)	7	(612)	(180)
Legal reserve	-	747	-	-	-	747	-
Core net income (non-GAAP)	$2,698	$2,368	$2,142	$2,079	$2,458	$7,208	$7,124

Average basic and diluted shares outstanding	4,765	4,760	4,750	4,731	4,722	4,758	4,715

Reported basic and diluted earnings per share (GAAP)	$0.58	$0.34	$0.57	$0.45	$0.52	$1.49	$1.55
Reported return on average assets (GAAP)	0.65%	0.39%	0.67%	0.52%	0.62%	0.57%	0.62%
Reported return on average equity (GAAP)	7.55%	4.57%	7.73%	6.05%	7.05%	6.62%	7.12%

Core basic and diluted earnings per share (non-GAAP)	$0.57	$0.50	$0.45	$0.44	$0.52	$1.51	$1.51
Core return on average assets (non-GAAP)	0.64%	0.57%	0.53%	0.51%	0.62%	0.58%	0.61%
Core return on average equity (non-GAAP)	7.42%	6.67%	6.12%	5.90%	7.07%	6.75%	6.95%

Forward-Looking Statements:

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and the Private Securities Litigation Reform Act of 1995.  The Corporation intends its forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in this press release.  All statements regarding the Corporation's expected financial position and operating results, the Corporation's business strategy, the Corporation's financial plans, forecasted demographic and economic trends relating to the Corporation's industry and similar matters are forward-looking statements.  These statements can sometimes be identified by the Corporation's use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend."  The Corporation cannot promise that its expectations in such forward-looking statements will turn out to be correct.  The Corporation's actual results could be materially different from expectations because of various factors, including changes in economic conditions or interest rates, credit risk, difficulties in managing the Corporation’s growth, competition, changes in law or the regulatory environment, including the Dodd-Frank Act, and changes in general business and economic trends.  Information concerning these and other factors can be found in the Corporation’s periodic filings with the Securities and Exchange Commission (“SEC”), including the 2015 Annual Report on Form 10-K.  These filings are available publicly on the SEC's website at http://www.sec.gov, on the Corporation's website at http://www.chemungcanal.com or upon request from the Corporate Secretary at (607) 737-3746.  Except as otherwise required by law, the Corporation undertakes no obligation to publicly update or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact:
Karl F. Krebs, EVP and CFO
kkrebs@chemungcanal.com
Phone:  607-737-3714